CONFORMED COPY



                         European Joint Venture ("EJV")

                           Summary of Principal Terms

        This memorandum dated as of June 15, 2000 between Deutsche Bank AG ("DB") and National Discount Brokers Group, Inc. ("NDB") (each, a "Party" and together, the "Parties") sets forth certain terms, conditions and understandings upon which the Parties intend to use their good faith efforts to negotiate and enter into definitive agreements and other related documents as set forth below. Such terms, conditions and understandings are not exhaustive and shall be supplemented in the definitive agreements by such other terms, conditions and understandings as are customary in joint venture and related transactions of the type contemplated and as shall be mutually agreed by the Parties. Terms used but not defined herein have the meanings assigned in the Stockholder Agreement between DB and NDB, dated as of the date hereof.

Object of the EJV:         Except as indicated below, the EJV will be the
                           exclusive vehicle whereby DB's Global Corporates and Institutions Division as it is currently constituted or may be expanded and any successor division
                           (together, "GCI"), on the one hand, and NDB and its controlled Affiliates, on the other hand, provide
                           On-Line Discount Brokerage for Equity Securities to
                           Retail Investors within the Territory. Each Party may, in its discretion, additionally offer for distribution through the EJV (i) On-Line Discount
                           Brokerage for Other Products; and (ii) On-Line
                           Incidental Services, in each case which the Party currently offers to, or may subsequently develop for, Retail Investors within the Territory, subject to regulatory requirements, prior commitments to third parties and internal strategic and resource allocation priorities, and on such terms as such Party and the EJV may mutually agree.

                           NDB acknowledges that DB currently offers and may in the future offer On-Line Discount Brokerage for Equity Securities to Retail Investors in the Territory, outside of GCI, including without limitation through Brokerage 24, DBNet 24 and DB's branches in the Territory (collectively, the "Non-GCI On-Line Businesses"). DB may in the future centralize ownership of the various Non-GCI On-Line Businesses in one or more holding companies, but shall have no obligation to do so. If DB creates one or more such holding companies, it may, but shall not be obligated to, offer the EJV the opportunity to acquire an equity interest in one or more of such holding companies in exchange for the contribution of the EJV's business and assets to such holding company. The amount of such equity interest will be based on relative fair market values at the time of contribution.

On-Line Discount
Brokerage:                 The execution of securities trades for customers by
                           an entity that (i) does not employ account executives or registered representatives who (A) are assigned to, and responsible for maintaining relationships with, customers for the purpose of providing advised brokerage and trade execution services (whether provided in person or electronically and whether general or trade-specific) or (B) are compensated with a portion of the commissions earned for any trade execution services performed for such customers, (ii) offers its customers the ability to execute securities trades directly through computerized on-line or other electronic or wireless execution systems, including, without limitation, the Internet and IVR, without the direct assistance or recommendation of any account executive or registered representative, and (iii) generally charges its customers a lower cost for its services than is customarily charged in the relevant market for brokerage services by brokerage firms or banks offering traditional advised brokerage taking into account commission charges, account investment advisory fees and such other charges and fees and minimum balance requirements. On-Line Discount
                           Brokerage does not include the provision of On-Line
                           Incidental Services.

On-Line Incidental
Services:                  On-line services, other than On-Line Discount
                           Brokerage, including without limitation the preparation and distribution of research or other commentary, the provision of private banking or commercial banking services, margin lending, custody, investment advisory management or supervisory services, including through financial or other models developed internally or by third parties, and customer message boards or discussion forums, in each case whether with respect to Equity Securities or Other Products.

Territory:                 Austria, Belgium, Denmark, Finland, France, Germany,
                           Greece, Iceland, Ireland, Italy, Liechtenstein,
                           Luxembourg, Monaco, the Netherlands, Norway,
                           Portugal, Spain, Sweden, Switzerland and the United
                           Kingdom (the "Territory").

Equity Securities:         Capital stock of European and U.S. issuers, including
                           shares of exchange-listed, closed end mutual funds holding such capital stock, but not including options on or warrants to purchase equity securities of such issuers or securities exchangeable for or convertible into equity securities of such issuers.

Other Products:            All securities and instruments, such as
                           options, warrants, fixed income securities, convertibles, foreign exchange, commodity options and commodity futures, and other derivatives, other than Equity Securities.

Retail Investors:          Natural persons, including without
                           limitation any natural persons who
                           are the primary beneficiaries of services organized by any institution primarily for their benefit (e.g, NDB's Netlink program).

Initial Business Plan:     Prior to the closing of the  EJV, the
                           Parties will adopt an Initial Business Plan
                           (the "Initial Business Plan") describing the
                           EJV's projected funding needs and operations during the period through December 31, 2004.

Legal Structure:           To be determined in consultation with tax and other
                           counsel, but the structure shall, to the extent possible, permit treatment of the EJV as a partnership for U.S. tax purposes.

Ownership:                 The EJV will be conducted through a separate
                           legal entity in which voting control and economic interests are both owned directly or indirectly 75% by DB and 25% by NDB or a direct or indirect wholly-owned subsidiary of NDB.

                           The Parties will have preemptive rights in respect of all issuances by the EJV of stock or other capital securities after the initial issuance, in proportion to their then existing ownership interests.

Tax Matters:               To be determined in consultation with tax counsel;
                           provided that the entity shall to the extent possible be treated as a partnership for U.S. tax purposes.

Global Strategic
Oversight Committee:       DB and NDB will form a joint committee (the  "Global
                           Strategic Oversight Committee") to consider and discuss the overall strategic direction and coordination of the EJV, the contemplated worldwide joint venture and any other ventures that DB and NDB might undertake from time to time. The Global
                           Strategic Oversight Committee will have no formal constitution or formal authority to direct the operations of the EJV or any other venture of the Parties. The membership of the Global Strategic
                           Oversight Committee will be shared equally by representatives of DB and NDB.

Board of Directors:        The overall management and control of the EJV will be
                           vested in its board of directors (the "Board"). The decisions of the Board shall be binding on the EJV.

Membership:                8 members, each member having one vote.

Appointment:               DB  appoints six members; NDB appoints two members.
                           Appointment initiated by written notice from one
                           Party to the other.

Removal: Each Party may remove or change its representatives on the Board at any time and from time to time by written notice.

Voting Requirements:       Board decisions will be by majority vote of
                           the participating directors, except as provided under "Veto Rights" below. The Board may also act in writing as permitted by applicable law so long as both parties have an opportunity to consent.

Veto Rights:               Board resolutions relating to the following will
                           require, in order to be adopted, the affirmative vote of at least one representative of each Party: (i) any amendment to the basic joint venture and other constituent documents or the Initial Business Plan that would adversely affect a Party's rights or obligations (except to the extent any such amendment is necessary to effect a capital increase as provided under " Initial Capital Contributions" or "Additional
                           Capital Contributions" below); (ii) the entry into or material amendment or termination of any transaction with a Party or its affiliate that is not in the ordinary course of the EJV's business, at arm's length and on commercially reasonable terms;
                           (iii) the issuance of any equity securities, or of rights to acquire equity securities, of the EJV to a third party; (iv) a change in the tax status of the EJV that is adverse to a Party; (v) any proposal by the EJV to engage in any line of business other than On-Line Discount Brokerage or On-Line Incidental
                           Services; and (vi) any repurchase or redemption of any capital interest of the EJV other than on a pro rata basis.

Quorum: Majority of members of the entire Board, who may be present in person or over an open phone line but including at least one representative of each Party, except where a Party has missed more than two consecutive proposed meetings immediately prior thereto.

Special Meetings:          Chairman or any two directors can call a special
                           meeting by not less than five business days' notice delivered to all directors.

Appointment of Chairman:   Chairman nominated by the EJV Board members and
                           selection approved by a majority of the EJV Board.

Powers and Duties
of the Chairman:           The Chairman will consult regularly with the Global
                           Strategic Oversight Committee and monitor the activities of the CEO to ensure the business of the EJV is conducted in accordance with the policies set by the Board.

Appointment and Removal
of CEO: CEO to be nominated by DB and subject to confirmation or removal by the affirmative vote of a majority of the Board.

Powers and Duties
of the CEO:                The powers and duties of the CEO will be as
                           determined by the Board from time to time.

Initial Capital
Contributions:             DB and NDB will commit an initial amount of cash to
                           be agreed between the Parties, pro rata in accordance with their respective ownership interests in the EJV to be used as the initial regulatory and working capital by the EJV.

Additional Capital
 Contributions:            In addition, the Parties shall make additional
                           capital and other contributions to the EJV in the aggregate amounts and at such stages as provided in the Initial Business Plan and to be made by the Parties pro rata in accordance with their respective ownership interests in the EJV.

                           Except as provided in the preceding
                           paragraph, a Party shall not be obligated to provide additional funding to the EJV. If the Board of the EJV concludes that additional equity financing is reasonably advisable or necessary for the EJV's growth and operations and NDB does not wish to contribute its pro rata share of such equity financing, DB shall have the right, but no obligation, to provide all (or a disproportionate share) of such equity financing in the form of common stock, preferred stock and/or other securities that provide DB with an appropriate and customary equity return for the investment in question, all as requested by the Board of the EJV. If the EJV's Board concludes that common stock would be the most appropriate form of such additional equity financing and NDB does not contribute its pro rata share of such financing, additional shares of common stock will be issued to DB and NDB's equity interest will be diluted on the basis of the EJV's Fair Value (as defined below) at the time of issuance of such additional shares. NDB's representatives on the Board shall have no veto right regarding any amendment of the EJV's constituent documents needed to issue such common stock, preferred stock and/or other securities to DB as provided above.

                           Neither NDB, DB nor their respective
                           Affiliates shall have any obligation to
                           provide any credit or other financing to the EJV, and any such extension of credit or other financing shall be in each Party's sole discretion and at arm's length.

Affiliate Transactions:    DB and NDB may make available to the EJV such
                           products and services as the EJV reasonably requires and DB and NDB are in a position to supply, all on such terms as may be mutually agreed. The EJV will deal with DB and NDB on an arm's-length basis. All products and services to be supplied by either Party will be documented through appropriate written service or other agreements.

Services Agreement:        Initially and until such date as the Board
                           determines, DB will provide administrative support services (such as legal, human resources, tax, payroll, controlling and compliance services) to the EJV pursuant to an administrative services agreement
                           (the "Services Agreement"), in consideration for which the EJV will pay to DB a service fee to be negotiated on an arm's-length basis.

DB Research:               DB will enter into a non-exclusive agreement with
                           the EJV to provide the EJV, on terms to be determined, with research prepared by DB for distribution to Retail Investors in the Territory.

Intellectual Property:     Each of the Parties owns or has rights to use certain
                           confidential and proprietary know-how and trade secrets, computer software, source code, designs, algorithms, specifications, formulas, plans, models, data, technical information, processes, practices, systems and similar intellectual and proprietary property (collectively, the "Intellectual Property") that will be required or useful for the operation of the EJV. With respect to any Intellectual Property owned by a Party, such Party will enter into a non-exclusive, non-transferable license with the EJV, for so long as the EJV continues with such Party as an equityholder, to use such Intellectual Property for the purpose of providing On-Line Discount
                           Brokerage and On-Line Incidental Services in the
                           Territory. With respect to any Intellectual Property licensed by a Party from third parties, such Party will use commercially reasonable efforts to negotiate new licenses on commercially reasonable terms at the expense of the EJV to permit the EJV to use such Intellectual Property. Each Party will make available to the EJV a reasonable number of qualified personnel at the expense of the EJV for a reasonable period of time to effect the transfer of such Party's
                           Intellectual Property, all on terms to be mutually agreed between the Party concerned and the EJV.

                           Upon termination of the EJV, the above
                           licenses of Intellectual Property will
                           automatically continue as perpetual, non-exclusive, non-transferable licenses to use such Intellectual Property for the purpose of providing On-Line Discount Brokerage and On-Line Incidental Services in the Territory.

Transfer Restrictions and
Right of First Refusal:    Until the first anniversary of the execution of a
                           definitive agreement relating to the EJV, no Party will have the right to transfer any ownership interest in the EJV, other than to a wholly-owned affiliate of such Party, without the prior written approval of the other Party. Thereafter, all proposed transfers by any Party, other than to a wholly-owned affiliate, will be subject to a right of first refusal on the same terms by the other Party.

Transferee's Rights and
Obligations:               A third party that acquires an interest in
                           the EJV in a permitted transfer shall assume the obligations and, unless otherwise agreed by the transferee, acquire the rights of the transferring party with respect to the interest that it acquires.

Tag Along Rights:          Upon any proposed sale by DB of any of its interest
                           in the EJV as to which NDB does not elect to exercise its right of first refusal, NDB shall be entitled to sell a pro rata share of its interest to the purchaser on the same terms.

Term and Termination:      The EJV will continue until terminated as described
                           below.

                           The EJV may be terminated, at the option of either Party, upon written notice to the other Party given (i) at any time after the second anniversary of the execution of a definitive agreement relating to the EJV;
                           (ii) upon a Change in Control of the other
                           Party; (iii) upon the material failure of the other Party to perform or observe any covenant or agreement relating to the EJV, which failure is continuing for a period of 90 days after notice thereof has been given to the defaulting Party by the terminating Party; (iv) upon an Insolvency Event (as defined in the U.S. Underwriting Agreement) of the other Party; (v) upon the termination of any of the Worldwide Joint Venture, the U.S. Research Venture or the U.S. Underwriting Venture, or (vi) except for a contribution to a holding company for Non-GCI On-Line Businesses as contemplated under "Object of the EJV" above, any merger, consolidation, or sale of substantially all the assets of the EJV. Notice of termination shall become effective 30 days following the date of such notice. Any termination of the EJV pursuant to clause (ii), (iii) or (iv) shall constitute termination "for cause".

                           If the EJV is terminated, then DB will have the right to purchase NDB's interest in the EJV, and NDB will have the right to require DB to purchase NDB's interest in the EJV, in each case for a purchase price equal to the greater of (i) NDB's proportionate share of the Fair Value of the business of the EJV as a going concern and (ii) NDB's cash capital contribution to the equity of the EJV; provided, however, that clause (ii) shall apply only if (1) such termination occurs on or prior to the second anniversary of the execution of the definitive agreement regarding the EJV and (2) either (a) DB terminates the EJV pursuant to clauses (ii) or (v) above or (b) NDB terminates the EJV pursuant clause (iii) above.

                           "Fair Value" means, with respect to the
                           business of the EJV (i) a valuation made by the unanimous determination of the Board; or
                           (ii) failing such determination of the Board within the 30-day period following notice of exercise of the above rights by DB or NDB, the valuation determined by a leading international investment bank jointly selected by the Parties within 15 days of the end of such 30-day period (or, failing agreement on an investment bank, selected by the ICC), as follows: immediately upon designation of such investment bank, each Party shall notify such investment bank and each other in writing of its estimate for Fair Value. Such investment bank shall be instructed to select one of the two proposed estimates of Fair Value (and no other amount) within 30 days of appointment. "Fair Value" shall be the estimate so selected by such investment bank and shall be final and binding on the Parties. The fees and expenses of the investment bank shall be paid by the Party whose estimate was not selected.

Non-Competition:           Except as expressly agreed by the Parties, DB agrees
                           that GCI will not, and NDB agrees that it and its subsidiaries will not, offer or seek to offer any On-Line Discount Brokerage for Equity Securities to
                           Retail Investors within the Territory, other than through the EJV; provided that this restriction shall not apply to (i) services provided in the Territory by NDB to employees of U.S.-based companies or groups in the context of programs for the exercise of employee stock options or employee stock purchase plans, (ii) 'private label' or co-branded services provided by NDB to third parties whose principal business is outside the Territory and whose business in the Territory is merely incidental to their business outside the Territory, (iii) any Non-GCI
                           On-Line Business, (iv) accounts opened by NDB in the United States for US citizens or residents, (v) accounts opened by NDB for members of the US Armed
                           Forces or their dependents stationed in the Territory, pursuant to referrals by Penn Fed, or (vi) accounts of Retail Investors located in the Territory, that are on the books of NDB on the date of the definitive EJV agreements,, provided that NDB makes a reasonable effort to transfer these accounts in clause (vi) once the EJV is operational.

Confidentiality:           No persons other than the Parties and their
                           subsidiaries, which are agreed to by the Parties, may have access to proprietary or confidential information with respect to the EJV, including, without limitation, customer data; market and customer research; segmentation, attitude or usage information; strategies and specific plans for positioning, advertising, public relations, promotions, pricing, product design, Website design and development, including content and trading, customer service model, training recruitment and compensation programs.

Financial Statements:      The EJV will prepare and distribute to the Parties
                           monthly financial statements of the EJV.

Accounting:                Separate books of account maintained at the EJV's
                           head office using U.S. GAAP.

Inspection                 of Records: The records and reports of the
                           EJV will also be kept in the English
                           language and are open to inspection by a Party or its designated representative during business hours upon reasonable notice, including tax returns and financial statements.

Audit: Annual audit will be performed by a firm of independent certified public accountants to be appointed by the Board.

Dispute Resolution:        It is the objective of the Parties to use all
                           reasonable efforts to resolve disputes amicably through negotiation. This objective will not limit any Party from seeking judicial redress as provided below.

                           All disputes that are not resolved by
                           negotiation shall be resolved by the federal or state courts located in the New York metropolitan area in the state of New York, to whose exclusive jurisdiction the Parties will irrevocably submit.

Governing Law:             To be determined with respect to the EJV.  The
                           provisions under the heading "Exclusivity" in this memorandum shall be governed by and construed in accordance with the law of New York.

Exclusivity:               During the period described under the heading
                          "Effect of Term Sheet" below, neither DB nor NDB nor any of their respective subsidiaries, affiliates or representatives will, directly or indirectly, (i) solicit or encourage any inquiries, discussions or proposals regarding, (ii) continue, propose or enter into negotiations or discussions with respect to or
                          (iii) enter into any agreement or other understanding providing for, any transaction involving a joint venture or alliance with any third party for the provision of On-Line Discount Brokerage for Equity Securities to Retail Investors within the Territory; nor shall any of such persons or entities provide any information to any other person or entity for the purpose of making, evaluating, or determining whether to make or pursue, any inquiries or proposals with respect to, any such transaction; provided that this restriction shall not apply to the extent that a Party is not subject to the Non-Competition clause; and provided further that, in the case of DB, the foregoing restrictions shall apply only to activities conducted by GCI.

Effect of Term Sheet:     The Parties agree that this memorandum does not
                          create binding rights or obligations, other than the obligation of the Parties to negotiate in good faith definitive agreements with respect to the EJV, except that the provisions under the heading "Exclusivity" shall be binding upon each of the Parties and their respective Affiliates, from and including the date hereof to but not including the earlier of (i) the date on which the Parties execute the definitive EJV agreements, and (ii) the first anniversary of the closing of the Securities Purchase Agreement.

                                           * * *

NATIONAL DISCOUNT BROKERS GROUP, INC.             DEUTSCHE BANK AG



By:  /s/ Arthur Kontos                            By:  /s/ Thomas A. Curtis
     -----------------                                 --------------------
Name:  Arthur Kontos                              Name:  Thomas A. Curtis
Title: President and                              Title: Attorney-in-Fact
       Chief Executive Officer